MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

2007 FFO Guidance

The below assumptions provide detail for Mid-America’s 2007 FFO guidance previously disclosed on May 3, 2007.

First Quarter 2007 Actual
$0.87 FFO per share and unit, diluted

Second Quarter 2007 Forecast
$0.77 - $0.87 FFO per share and unit, diluted

Third Quarter 2007 Forecast
$0.83 - $0.93 FFO per share and unit, diluted

Fourth Quarter 2007 Forecast
$0.88 - $0.98 FFO per share and unit, diluted

Full Year 2007 Forecast
$3.40 - $3.60 FFO per share and unit, diluted

Full Year Assumptions:
▪	Same Store
o	Revenue growth 5% - 6% (Includes full LRO (yield management) expected revenue potential of 3% increases in Q3 and Q4)
o	Expense growth 4% - 5%
o	NOI growth 5% -6%
▪	Investments
o	$150MM for 100%-owned portfolio
o	$150MM for potential joint venture ($15MM - $20MM of equity at 33% ownership)
o	Development funding $25MM- $30MM
o	Renovations $7MM - $10MM
▪	Dispositions
o	4 properties at $25MM - $27MM